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                                                                  EXHIBIT 99.1

                              [STROUDS LETTERHEAD]


                                   Contact:     Robert M. Menar
                                                Strouds, Inc.
                                                Chief Operating Officer
                                                (626) 912-2866

                                                Jack Leone
                                                Sitrick And Company
                                                (310) 788-2850

                                                http://www.linenexperts.com
                                                http://www.strouds.com

                          ROBERT MENAR, STROUDS COO,
                        ELECTED TO BOARD OF DIRECTORS

                       BOARD AMENDS RIGHTS AGREEMENT;
              AUTHORIZES SEED CAPITAL TO DEVELOP JOINT VENTURE


CITY OF INDUSTRY, CA -- JANUARY 31, 2000 -- STROUDS, INC. (NASDAQ: STRO) today announced that Robert M. Menar, chief operating officer, has been elected to its Board of Directors.

"Bob's knowledge and expertise of the retail business, gained on the frontlines of this industry over the past 25 years, will make him a valuable addition to the Board," said Charles Chinni, Strouds' Chairman and Chief Executive Officer. "Since joining Strouds last August, Bob has been instrumental in effecting numerous operational improvements at the company. This appointment to the Board of Directors is both in recognition of those contributions he has made as an officer of the company and of those we are confident that he will be able to make as a Director."

Before joining Strouds, Mr. Menar was president, chief executive officer and founder of R.M. Menar & Associates, Inc., a consulting firm specializing in helping companies enhance their businesses through technology. His firm had served as a consultant to Strouds since 1997. Prior to founding his consultancy in 1995, Mr. Menar was corporate executive vice president of Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.).

In other Board action, on January 31, 2000 Strouds, Inc. entered into a First Amendment to Rights Agreement between Strouds, Inc. and American Stock Transfer & Trust Company, as Rights Agent. The Amendment, which amends the Rights Agreement dated November 17,

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1995, increases the beneficial ownership threshold that would trigger the
Rights from 15% to 20%.

The Strouds Board also authorized the expenditure of seed capital to develop a joint venture with Guidance Solutions, a leading online incubator and Web development company in Marina del Rey, California, to create a new Internet site to market Strouds' products.

Strouds, Inc., the Linen Experts-Registered Trademark-, is a specialty retailer of bed, bath, tabletop and other home textile products in the United States. At January 28, 2000, the Company operated 66 stores in five states. The Company also markets it home products on the Internet at http://www.linenexperts.com and http://www.strouds.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S PRESENT EXPECTATIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD- LOOKING STATEMENTS ARE: CUSTOMER DEMAND AND TRENDS IN THE HOME TEXTILES INDUSTRY, THE PERFORMANCE OF STORES IN THE NEW MARKETS, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITIVE OPENINGS AND PRICING, SUPPLY CONSTRAINTS OR DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.